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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                AMENDMENT NO. 1
                                      TO
                                    FORM 15

         Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934

                        Commission File Number: 0-24664

                          FIRST OZAUKEE CAPITAL CORP.
          (Exact name of registrant as specified in its charter)

                          W61 N526 Washington Avenue
                           Cedarburg, Wisconsin 53012
                                (414) 377-0750
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        Common Stock, $1.00 par value
           (Title of each class of securities covered by this Form)

                                     None
      (titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    [X]           Rule 12h-3(b)(1)(ii)   [_]
     Rule 12g-4(a)(1)(ii)   [_]           Rule 12h-3(b)(2)(i)    [_]
     Rule 12g-4(a)(2)(i)    [_]           Rule 12h-3(b)(2)(ii)   [_]
     Rule 12g-4(a)(2)(ii)   [_]           Rule 15d-6             [X]
     Rule 12h-3(b)(1)(i)    [_]

     Approximate number of holders of record as of the certification or notice date: 1


     Pursuant to the requirements of the Securities Exchange Act of 1934, First Ozaukee Capital Corp. has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.

                                          FIRST OZAUKEE CAPITAL CORP.

Date:  September 19, 1997                 By:  /s/ Donald J. Straka
                                             --------------------------
                                          Name:    Donald J. Straka
                                          Title:   Senior Vice President
                                                   and General Counsel